Exhibit 99.1

Universal Logistics Holdings Reports New All-Time Record Results in the Second Quarter 2022; Declares Dividend

-	Second Quarter 2022 Operating Revenues: $527.2 million, 24.7% increase
-	Second Quarter 2022 Operating Income: $64.7 million, 12.3% operating margin
-	Second Quarter 2022 Earnings Per Share: $1.69 per share
-	Declares Quarterly Dividend: $0.105 per share
-	Repurchases 393,677 shares of its common stock

Warren, MI – July 28, 2022 — Universal Logistics Holdings, Inc. (NASDAQ: ULH) today reported consolidated second quarter 2022 net income of $44.7 million, or $1.69 per basic and diluted share, on total operating revenues of $527.2 million. This compares to net income of $25.6 million, or $0.95 per basic and diluted share, during second quarter 2021 on total operating revenues of $422.8 million. Universal’s second quarter 2022 financial results represent new all-time highs for total operating revenues, operating income and earnings per share, exceeding the record results reported in the first quarter 2022

In the second quarter 2022, Universal’s operating income increased $33.3 million to $64.7 million compared to operating income of $31.3 million in the second quarter one year earlier. Included in second quarter 2022 operating results was a $3.0 million credit to insurance and claims expense resulting from the favorable settlement of certain auto liability claims during the period. During the second quarter 2022, Universal also revised the estimated useful life and salvage value of certain equipment, and these adjustments resulted in additional depreciation expense of $9.7 million during the period. As a percentage of operating revenue, operating margin for the second quarter 2022 was 12.3% compared to 7.4% during the same period last year. EBITDA, a non-GAAP measure, increased $37.2 million during the second quarter 2022 to $90.9 million, compared to $53.7 million one year earlier. As a percentage of operating revenue, EBITDA margin for the second quarter 2022 was 17.2% compared to 12.7% during the same period last year.

“Universal’s second quarter 2022 set another series of record results, surpassing the all-time record highs achieved just a quarter ago,” stated Tim Phillips, Universal’s Chief Executive Officer. “We are solidly on-track to achieve over $2.0 billion in top-line revenues for the year, and we have once again reported our best-ever financial performance in terms of operating revenues, operating income, operating margin, and earnings per share.  In fact, Universal has already reported more earnings per share in the first two quarters of 2022, than in any previous annual period in the Company’s history.

While I am enthusiastic about our performance, I am also keenly aware of the macro headwinds facing Universal, and the broader economic conditions. We are keeping a close eye on the impacts of inflation, rising interest rates, and the direction of consumer behavior. And while there are some signs of a softening, I believe there remains a significant amount of freight opportunities across the country, and strong, pent-up demand for autos in North America, both of which are favorable to our bottom line. In this ever-changing business climate, I continue to believe Universal’s highly-resilient business model will allow us to remain agile and deliver solid performance for our customers and our shareholders.”

Segment Information:

Contract Logistics

-	Second Quarter 2022 Operating Revenues: $207.3 million, 34.0% increase
-	Second Quarter 2022 Operating Income: $29.4 million, 14.2% operating margin

In the contract logistics segment, which includes our value-added and dedicated services, second quarter 2022 operating revenues increased $52.5 million, or 34.0% to $207.3 million compared to $154.8 million for the same period last year. At the end of the second quarter 2022, we managed 64 value-added programs compared to 60 such programs at the end of the second quarter 2021. While reported dedicated transportation load volumes were moderately down, new business wins, including a major shuttle operation, as well as repricing of existing customer contracts, were significant contributing factors to the overall growth in dedicated transportation. Also included in dedicated transportation revenues for the recently completed quarter were $11.0 million in separately identified fuel surcharges, compared to $5.2 million during the same period last year. In the contract logistics segment, second quarter 2022 income from operations increased $13.5 million to $29.4 million, compared to $15.9 million during the same period last year. As a percentage of revenue, operating margin for the second quarter 2022 was 14.2%, compared to 10.3% during the same period last year.

Intermodal

-	Second Quarter 2022 Operating Revenues: $156.9 million, 47.2% increase
-	Second Quarter 2022 Operating Income: $21.4 million, 13.6% operating margin

Operating revenues in the intermodal segment increased $50.3 million to $156.9 million in the second quarter 2022, compared to $106.6 million for the same period last year. Included in intermodal segment revenues for the recently completed quarter were $25.2 million in separately identified fuel surcharges compared to $11.7 million during the same period last year. Intermodal segment revenues also include other accessorial charges such as detention, demurrage and storage which totaled $33.6 million during the second quarter 2022, compared to $15.0 million one year earlier. The average operating revenue per load, excluding fuel surcharges, increased 42.1%; however, load volumes fell 13.9% year-over-year. Second quarter 2022 income from operations increased $15.2 million to $21.4 million compared to $6.2 million during the same period last year.  As a percentage of revenue, operating margin for the second quarter 2022 was 13.6% compared to 5.8% during the same period last year.

Trucking

-	Second Quarter 2022 Operating Revenues: $106.5 million, 6.8% increase
-	Second Quarter 2022 Operating Income: $9.6 million, 9.0% operating margin

In the trucking segment, second quarter 2022 operating revenues increased 6.8% to $106.5 million compared to $99.8 million for the same period last year. Second quarter 2022 trucking segment revenues included $46.8 million of brokerage services, compared to $42.1 million during the same period last year. Also included in our trucking segment revenues for the recently completed quarter were $9.9 million in separately identified fuel surcharges compared to $6.0 million in such surcharges during the same period last year.  On a year-over-year basis, the average operating revenue per load, excluding fuel surcharges, increased 43.4%; however load volumes fell 30.0% as we rationalized some underperforming operations in this segment. Income from operations in the second quarter 2022 increased $3.1 million to $9.6 million compared to $6.5 million during the same period last year. As a percentage of revenue, operating margin for the second quarter 2022 was 9.0% compared to 6.5% during the same period last year. Included in the trucking segment’s second quarter 2022 operating results was a $3.0 million credit to insurance and claims expense resulting from the favorable settlement of certain auto liability claims during the period. This credit favorably impacted the trucking segment’s operating margin by 282 basis points.

Company-managed Brokerage

-	Second Quarter 2022 Operating Revenues: $55.1 million, 8.8% decrease
-	Second Quarter 2022 Operating Income: $4.2 million, 7.5% operating margin

Second quarter 2022 operating revenues in the company-managed brokerage segment decreased 8.8% to $55.1 million compared to $60.4 million for the same period last year. Company-managed brokerage segment average operating revenue per load, excluding fuel surcharges, increased 6.8%; however, load volumes decreased 26.8% on a year-over-year basis. Second quarter 2022 income from operations in the company-managed brokerage segment was $4.2 million which compares to $2.4 million during the same period last year.  As a percentage of revenue, operating margin for the second quarter 2022 was 7.5% compared to 4.0% one year earlier.

Cash Dividend

Universal Logistics Holdings, Inc. also announced today that its Board of Directors has declared a cash dividend of $0.105 per share of common stock.  The dividend is payable to shareholders of record at the close of business on September 5, 2022 and is expected to be paid on October 3, 2022.

Other Matters

As of July 2, 2022, Universal held cash and cash equivalents totaling $14.7 million, and $8.2 million in marketable securities.  Outstanding debt at the end of the second quarter 2022 was $417.3 million and capital expenditures during the period totaled $31.5 million.

During the second quarter of 2022, the Company purchased 229,488 shares of its common stock at an average purchase price of $19.41 per share under a previously announced share repurchase plan. Universal remains authorized to purchase up to 513,251 additional shares under this plan. The Company also announced the final results of a modified “Dutch auction” tender offer during the second quarter of 2022, whereby the Company purchased an additional 164,189 shares of its common stock at a purchase price of $28.00 per share.

Universal calculates and reports selected financial metrics not only for purposes of our lending arrangements but also in an effort to isolate and exclude the impact of non-operating expenses related to our corporate development activities. These statistics are described in more detail below in the section captioned “Non-GAAP Financial Measures.”

Conference call:

We invite investors and analysts to our quarterly earnings conference call.

Quarterly Earnings Conference Call Dial-in Details:

Time:  10:00 a.m. Eastern Time

Date:  Friday, July 29, 2022

Call Toll Free:  (877) 270-2148

International Dial-in:  +1 (412) 902-6510

Conference ID:  10169222

A replay of the conference call will be available through August 5, 2022, by calling (877) 344-7529 (toll free) or +1 (412) 317-0088 (toll) and using encore replay code 3850245. The call will also be available on investors.universallogistics.com.

Source: Universal Logistics Holdings, Inc.

For Further Information:

Steven Fitzpatrick, Investor Relations

SFitzpatrick@UniversalLogistics.com

About Universal:

Universal Logistics Holdings, Inc. (“Universal”) is a holding company that owns subsidiaries engaged in providing a variety of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia.  Our operating subsidiaries provide customers with supply chain solutions that can be scaled to meet their changing demands and volumes. Universal’s consolidated subsidiaries offer customers a broad array of services across the entire supply chain, including truckload, brokerage, intermodal, dedicated, and value-added services. In this press release, the terms “us,” “we,” “our,” or the “Company” refer to Universal and its consolidated subsidiaries.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements can be identified by words such as: “expect,” “anticipate,” “intend,” “plan,” “goal,” “prospect,” “seek,” “believe,” “targets,” “project,” “estimate,” “future,” “likely,” “may,” “should” and similar references to future periods. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in Universal’s reports and filings with the Securities and Exchange Commission. Universal assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 2,	July 3,	July 2,	July 3,
	2022	2021	2022	2021
Operating revenues:
Truckload services	$61,061	$58,880	$118,544	$118,582
Brokerage services	101,929	102,532	209,101	199,451
Intermodal services	156,865	106,601	314,478	210,318
Dedicated services	79,452	50,396	154,938	98,357
Value-added services	127,875	104,374	253,982	211,307
Total operating revenues	527,182	422,783	1,051,043	838,015

Operating expenses:
Purchased transportation and equipment rent	227,215	198,031	459,346	387,363
Direct personnel and related benefits	127,334	111,000	264,002	218,552
Operating supplies and expenses	46,027	32,713	88,151	69,805
Commission expense	10,757	8,570	20,780	15,894
Occupancy expense	10,001	9,389	20,196	17,569
General and administrative	11,541	9,693	21,603	18,869
Insurance and claims	2,598	5,735	11,180	12,070
Depreciation and amortization	27,058	16,339	43,286	35,424
Total operating expenses	462,531	391,470	928,544	775,546
Income from operations	64,651	31,313	122,499	62,469
Interest expense, net	(3,919)	(2,926)	(6,352)	(6,089)
Other non-operating income (loss)	(823)	6,079	130	7,085
Income before income taxes	59,909	34,466	116,277	63,465
Provision for income taxes	15,210	8,862	29,570	16,205
Net income	$44,699	$25,604	$86,707	$47,260

Earnings per common share:
Basic	$1.69	$0.95	$3.25	$1.76
Diluted	$1.69	$0.95	$3.25	$1.75

Weighted average number of common shares outstanding:
Basic	26,453	26,919	26,660	26,918
Diluted	26,468	26,936	26,668	26,933

Dividends declared per common share:	$0.105	$0.105	$0.210	$0.210

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	July 2, 2022	December 31, 2021
Assets
Cash and cash equivalents	$14,683	$13,932
Marketable securities	8,237	8,031
Accounts receivable - net	400,017	341,398
Other current assets	59,692	57,334
Total current assets	482,629	420,695
Property and equipment - net	343,729	345,583
Other long-term assets - net	365,108	371,213
Total assets	$1,191,466	$1,137,491

Liabilities and shareholders' equity
Current liabilities, excluding current maturities of debt	$255,403	$251,550
Debt - net	415,316	427,348
Other long-term liabilities	153,780	156,383
Total liabilities	824,499	835,281
Total shareholders' equity	366,967	302,210
Total liabilities and shareholders' equity	$1,191,466	$1,137,491

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 2,	July 3,	July 2,	July 3,
	2022	2021	2022	2021
Contract Logistics Segment:
Number of dedicated transportation loads (a)	155,899	156,119	314,118	312,494
Average number of value-added direct employees	5,129	4,475	5,113	4,182
Average number of value-added full-time equivalents	1,342	1,508	1,463	1,597
Number of active value-added programs	64	60	64	60

Intermodal Segment:
Number of loads	145,916	169,441	300,123	348,924
Average operating revenue per load, excluding fuel surcharges	$696	$490	$697	$483
Average number of tractors	2,162	2,034	2,143	2,003
Number of depots	11	12	11	12

Trucking Segment:
Number of loads	52,986	75,645	103,846	148,389
Average operating revenue per load, excluding fuel surcharges	$1,844	$1,286	$1,804	$1,266
Average number of tractors	910	1,337	900	1,328
Average length of haul	399	366	401	370

Company-Managed Brokerage Segment:
Number of loads (b)	22,701	31,006	47,311	63,891
Average operating revenue per load (b)	$2,006	$1,879	$2,094	$1,806
Average length of haul (b)	599	573	586	569

(a)	Includes shuttle moves.
(b)

Excludes operating data from freight forwarding division in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data - Continued

(Dollars in thousands)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 2,	July 3,	July 2,	July 3,
	2022	2021	2022	2021
Operating Revenues by Segment:
Contract logistics	$207,327	$154,770	$408,920	$309,664
Intermodal	156,865	106,601	314,478	210,318
Trucking	106,545	99,778	204,030	194,678
Company-managed brokerage	55,119	60,431	120,325	121,537
Other	1,326	1,203	3,290	1,818
Total	$527,182	$422,783	$1,051,043	$838,015

Income from Operations by Segment:
Contract logistics	$29,425	$15,946	$52,900	$32,766
Intermodal	21,368	6,152	44,378	14,646
Trucking	9,611	6,482	17,030	11,672
Company-managed brokerage	4,155	2,445	8,018	2,886
Other	92	288	173	499
Total	$64,651	$31,313	$122,499	$62,469

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present EBITDA and EBITDA margin, each a non-GAAP measure, as supplemental measures of our performance. We define EBITDA as net income plus (i) interest expense, net, (ii) income taxes, (iii) depreciation, and (iv) amortization. We define EBITDA margin as EBITDA as a percentage of total operating revenues. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of net income, the most comparable GAAP measure, to EBITDA for each of the periods indicated:

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 2,	July 3,	July 2,	July 3,
	2022	2021	2022	2021
	( in thousands)		( in thousands)
EBITDA
Net income	$44,699	$25,604	$86,707	$47,260
Income tax expense	15,210	8,862	29,570	16,205
Interest expense, net	3,919	2,926	6,352	6,089
Depreciation	23,513	12,828	36,160	28,433
Amortization	3,545	3,511	7,126	6,991
EBITDA	$90,886	$53,731	$165,915	$104,978

EBITDA margin (a)	17.2%	12.7%	15.8%	12.5%

(a)	EBITDA margin is computed by dividing EBITDA by total operating revenues for each of the periods indicated.

We present EBITDA and EBITDA margin because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

EBITDA has limitations as an analytical tool. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA and EBITDA margin should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and only supplementally on EBITDA and EBITDA margin.